As filed with the Securities and Exchange Commission on July 29, 2009

Registration No. 333-35005

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 2 to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRIMUS TELECOMMUNICATIONS

GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	54-1708481
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7901 Jones Branch Drive

McLean, VA 22102

(Address of Principal Executive Offices)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED STOCK OPTION PLAN

DIRECTOR STOCK OPTION PLAN

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED 1997 EMPLOYEE STOCK PURCHASE PLAN

(Full Title of Plans)

K. Paul Singh

President and Chief Executive Officer

Primus Telecommunications Group, Incorporated

7901 Jones Branch Drive

McLean, Virginia 22102

Telephone: (703) 902-2800

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Casey T. Fleck, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, CA 90071

Telephone: (213) 687-5341

Facsimile: (213) 687-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) is filed by Primus Telecommunications Group, Incorporated (the “Company”) and amends the registration statement on Form S-8 (File No. 333-35005) initially filed with the Securities and Exchange Commission on September 5, 1997 (as amended to the date hereof, the “Registration Statement”) registering 6,028,600 shares of the Company’s common stock, $0.01 par value per share (the “Old Common Stock”), issuable under the Primus Telecommunications Group, Incorporated Stock Option Plan, Director Stock Option Plan and Primus Telecommunications Group, Incorporated 1997 Employee Stock Purchase Plan (together, the “Equity Plans”).

As previously disclosed, on March 16, 2009, the Company and three of its subsidiaries each filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) for reorganization relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended (the “Bankruptcy Code”). On June 12, 2009, the Bankruptcy Court entered an order confirming the Joint Plan of Reorganization of Primus Telecommunications Group, Incorporated and its Affiliate Debtors (the “Plan”). On July 1, 2009 (the “Effective Date”), the Company and its affiliate debtors consummated their reorganization under the Bankruptcy Code and the Plan became effective. Pursuant to the Plan, the Old Common Stock and all outstanding grants under the Equity Plans were cancelled as of the Effective Date. Accordingly, the Company is filing this Post-Effective Amendment to deregister all securities included in the Registration Statement that were not previously issued under the Equity Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia, on July 27, 2009.

Primus Telecommunications Group, Incorporated

By:	/s/ Thomas R. Kloster
Name:	Thomas R. Kloster
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatory	Title	Date

/s/ K. Paul Singh	President, Chief Executive Officer and Director (Chairman)	July 27, 2009
K. Paul Singh

/s/ John F. DePodesta	Executive Vice President, Secretary, Chief Legal Officer, Chief Corporate Development Officer and Director	July 27, 2009
John F. DePodesta

/s/ Thomas R. Kloster	Chief Financial Officer and Assistant Secretary	July 27, 2009
Thomas R. Kloster

/s/ Peter D. Aquino	Director	July 27, 2009
Peter D. Aquino

/s/ Neil S. Subin	Director	July 27, 2009
Neil S. Subin

/s/ John B. Spirtos	Director	July 27, 2009
John B. Spirtos